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Exhibit (h)(9)

                           ADMINISTRATION AGREEMENT

                  AGREEMENT made as of the 26th day of February, 1998 by, between and among WATERHOUSE ASSET MANAGEMENT, INC. (the "Investment Manager"), WATERHOUSE SECURITIES, INC., a Delaware corporation (the "Administrator"), and WATERHOUSE INVESTORS FAMILY OF FUNDS, INC., a Maryland corporation (the "Fund").

                                  WITNESSETH:

                  WHEREAS, the Investment Manager, a registered investment adviser under the Investment Advisers Act of 1940, as amended, is obligated to provide certain administrative services with respect to Waterhouse Investors Dow Jones Industrial Average(SM) Index Fund (the "Portfolio"), a series of the Fund, pursuant to an Investment Management Agreement with the Fund;

                  WHEREAS, the Investment Manager desires to retain the Administrator to render or otherwise provide for administrative services to the Portfolio in the manner and on the terms and conditions hereafter set forth; and

                  WHEREAS, the Administrator desires to be so retained on said terms and conditions.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Fund, the Administrator and the Fund, on behalf of the Portfolio agree as follows:

         1. Duties of the Administrator.

                  (a) The Investment Manager hereby retains the Administrator to act as administrator of the Portfolio (each reference herein to the Fund shall also be understood to refer to the Portfolio, as appropriate), subject to the oversight of the Investment Manager and the supervision and direction of the Board of Directors of the Fund, as hereinafter set forth. The Administrator shall perform or arrange for the performance of the following administrative and clerical services with respect to the Portfolio: (i) maintain and preserve the books and records, including financial and corporate records,

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of the Fund as required by law or otherwise for the proper operation of the
Fund; (ii) prepare and, subject to approval by the Fund, file registration statements, notices, reports and other documents required by U.S. Federal, state and other applicable laws and regulations (other than state "blue sky" laws), including proxy materials and periodic reports to Fund shareholders, oversee the preparation and filing of registration statements, notices, reports and other documents required by state "blue sky" laws, and oversee the monitoring of sales of shares of the Fund for compliance with state securities laws; (iii) calculate and publish, or arrange for the calculation and publication of, the net asset value of the Portfolio's shares; (iv) calculate, or arrange for the calculation of, dividends and distributions and performance data, and prepare other financial information regarding the Portfolio; (v) oversee and assist in the coordination of, and, as the Board may reasonably request or deem appropriate, make reports and recommendations to the Board on, the performance of administrative and professional services rendered to the Fund by others, including the custodian, registrar, transfer agent and dividend disbursing agent, shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable; (vi) furnish secretarial services to the Fund, including, without limitation, preparation of materials necessary in connection with meetings of the Fund's Board of Directors, including minutes, notices of meetings, agendas and other Board materials; (vii) provide the Fund with the services of an adequate number of persons competent to perform the administrative and clerical functions described herein; (viii) provide the Fund with administrative office and data processing facilities; (ix) arrange for payment of the Fund's expenses; (x) provide routine accounting services to the Fund, and consult with the Fund's officers, independent accountants, legal counsel, custodian, accounting agent and transfer and dividend disbursing agent in establishing the accounting policies of the Fund; (xi) prepare such financial information and reports as may be required by any banks from which the Fund borrows funds; (xii) develop and implement procedures to monitor the Fund's compliance with regulatory requirements and with the Portfolio's investment policies and restrictions as set forth in the Portfolio's currently effective Prospectus and Statement of Additional Information filed under the Securities Act of 1933, as amended; and (xiii)

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provide such assistance to the Investment Manager, the custodian, other Fund service providers and the Fund's counsel and auditors as generally may be required to carry on properly the business and operations of the Fund. The Investment Manager agrees to deliver, or cause the Fund to deliver, to the Administrator, on a timely basis, such information as may be necessary or appropriate for the Administrator's performance of its duties and responsibilities hereunder, including but not limited to, shareholder reports, records of transactions, valuations of investments (which may be based on information provided by a pricing service) and records of expenses borne by the Fund, and the Administrator shall be entitled to rely on the accuracy and completeness of such information in performing its duties hereunder. Notwithstanding anything to the contrary herein contained, the Fund, and not the Administrator, shall be responsible for and bear the cost of any third party pricing services or any third party blue sky services.

                  (b) In providing for any or all of the services indicated in section l(a) hereof, and in satisfaction of its obligations to provide such services, the Administrator may enter into agreements with one or more other persons to provide such services to the Fund, provided that any such agreement shall have been approved by the Board of Directors of the Fund, and provided further that the Administrator shall be as fully responsible to the Fund for the acts and omissions of any such service providers as it would be for its own acts or omissions hereunder.

         2. Expenses of the Administrator. The Administrator assumes the expenses of and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement, and shall at its own expense provide office space, facilities, equipment and the necessary personnel which it is obligated to provide under section 1 hereof, except that the Fund shall pay the expenses of legal counsel and accountants as provided in section 4(b) of this Agreement. In addition, the Administrator shall be responsible for the payment of any persons engaged pursuant to section l(b) hereof. The Fund shall assume and pay or cause to be paid all other expenses of the Fund.

         3. Compensation of the Administrator. For the services provided by the Administrator pursuant to this Agreement, the Investment Manager (and not the Fund) shall pay the Administrator on the first business day of each calendar month a fee for the

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previous month at an annual rate equal to .10 of 1% of the Portfolio's average daily net assets. The value of the Portfolio's net assets shall be computed at the times and in the manner specified in the Fund's registration statement on Form N-lA, as amended from time to time (the "Registration Statement"). Compensation by the Investment Manager of the Administrator shall commence on the date of the first receipt by the Portfolio of the proceeds of the sale of its shares as described in the Registration Statement, and the fee for the period from the date the Portfolio shall first receive the proceeds of the sale of its shares as aforesaid to the end of the month during which such proceeds are so received, shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon termination of this Agreement before the end of a month, the fee for such part of that month shall be pro-rated according to the proportion that such period bears to the full monthly period and shall be payable within seven (7) days after the date of termination of this Agreement.

         4. Limitation of Liability of the Administrator; Indemnification.

                  (a) The Administrator shall not be liable to the Fund or the Portfolio for any error of judgment or mistake of law or for any loss arising out of any act or omission by the Administrator in the performance of its duties hereunder. Nothing herein contained shall be construed to protect the Administrator against any liability to the Fund, the Portfolio, or shareholders to which the Administrator shall otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

                  (b) The Administrator may, at the expense of the Fund, (i) with respect to questions of law, apply for and obtain the advice and opinion of counsel to the Fund, and (ii) with respect to the application of generally accepted accounting principles or Federal tax accounting principles, apply for and obtain the advice and opinion of the independent auditors of the Fund. The Administrator shall be fully protected with respect to any action taken or omitted by it in good faith in conformity with such advice or opinion.

                  (c) The Fund, on behalf of the Portfolio, agrees to indemnify and hold harmless the Administrator from and against all charges, claims, expenses (including legal fees) and liabilities reasonably incurred by the Administrator in connection with the

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performance of its duties hereunder, except such as may arise from the
Administrator's willful misfeasance, bad faith, gross negligence in the performance of its duties or reckless disregard of its obligations and duties hereunder. Subject to requirements of applicable laws, such expenses shall be paid by the Fund in advance of the final disposition of any matter upon invoice by the Administrator and receipt by the Fund of an undertaking from the Administrator to repay such amounts if it shall ultimately be established that the Administrator is not entitled to payment of such expenses hereunder.

                  (d) As used in this section 4, the term "Administrator" shall include any affiliates of the Administrator performing services for the Fund contemplated hereby and directors, officers, agents and employees of the Administrator and such affiliates.

         5. Activities of the Administrator. The services of the Administrator under this Agreement are not to be deemed exclusive, and the Administrator and any person controlled by or under common control with the Administrator shall be free to render similar services to others and services to the Investment Manager and the Fund in other capacities.

         6. Duration and Termination of this Agreement.

                  (a) This Agreement shall become effective as of the date first above written and shall continue in effect for an initial two-year term, and thereafter from year to year so long as such continuation is specifically approved at least annually by the Board of Directors of the Fund, including a majority of the directors who are not "interested persons" of the Fund within the meaning of the Investment Company Act of 1940, as amended (the "1940 Act"), and who have no direct or indirect interest in this Agreement; provided, however, that this Agreement may be terminated at any time without the payment of any penalty by the Fund, by the Board or by "vote of a majority of the outstanding voting securities" (as defined in the 1940 Act) of the Portfolio, by the Investment Manager or by the Administrator on not less than 60 days' written notice to the other party. This Agreement shall automatically terminate in the event of its "assignment" as defined in the 1940 Act.

                  (b) The Administrator hereby agrees that the books and records prepared hereunder with respect to the Fund are the property of the Fund and further agrees that upon the termination of this Agreement or otherwise upon request the

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Administrator will surrender promptly to the Fund copies of the books and records maintained hereunder.

         7. Amendments of this Agreement. This Agreement may be amended by the parties hereto only if such amendment is specifically approved by the Board of Directors of the Fund and such amendment is set forth in a written instrument executed by each of the parties hereto.

         8. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         9. Counterparts. This Agreement may be executed by the parties hereto in counterparts and if executed in more than one counterpart the separate instruments shall constitute one agreement.

         10. Notices. All notices or other communications hereunder to either party shall be in writing and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid. Notice shall be addressed: (a) if to the Investment Manager, to: President, Waterhouse Asset Management, Inc., 100 Wall Street, New York, New York 10005; (b) if to the Administrator, to: President, Waterhouse Securities, Inc., 100 Wall Street, New York, New York 10005; or (c) if to the Fund, to: President, Waterhouse Investors Family of Funds, Inc., 100 Wall Street, New York, New York 10005;.

         11. Third Party Beneficiaries. This Agreement is intended for the benefit of the Fund and the Portfolio, which shall have all rights against the Administrator as would pertain to it if this Agreement were directly between the Fund and the Administrator.

         12. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior arrangements, agreements or understandings.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

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                                            WATERHOUSE ASSET MANAGEMENT, INC.

                                            By: /s/ David Hartman
                                                -----------------------------
                                            Title:

                                            WATERHOUSE SECURITIES, INC.

                                            By: /s/ Michele R. Teichner
                                                -----------------------------
                                            Title: Senior Vice President

                                            WATERHOUSE INVESTORS
                                            FAMILY OF FUNDS, INC.

                                            By: /s/ Richard W. Ingram
                                                -----------------------------
                                            Title:  President



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